Exhibit 3.1

Execution Version

SIXTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ENTELLUS MEDICAL, INC.

Dated August 16, 2011

The undersigned, the Chief Executive Officer of Entellus Medical, Inc., a Delaware corporation, (the “Corporation”), hereby certifies that:

1. The present name of the Corporation is Entellus Medical, Inc., which is the name under which the Corporation was originally incorporated; and the date of filing the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware was August 10, 2006.

2. The undersigned, as a duly authorized officer of the Corporation, does hereby certify that (a) by action of the board of directors of the Corporation dated August 14, 2011, the board of directors duly adopted a resolution pursuant to Sections 141, 242 and 245 of the General Corporation Law of the State of Delaware proposing that the amended and restated certificate of incorporation set forth on Exhibit A (the “Sixth Amended and Restated Certificate”) and (b) the stockholders of the Corporation duly approved and adopted the Sixth Amended and Restated Certificate by written consent dated August 15, 2011 in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

3. The text of the Corporation’s certificate of incorporation is hereby amended and restated to read in its entirety as set forth on Exhibit A.

IN WITNESS WHEREOF, I have subscribed my name this August 16, 2011.

/s/ Brian E. Farley
Brian E. Farley Chief Executive Officer

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EXHIBIT A

SIXTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ENTELLUS MEDICAL, INC.

Dated August 16, 2011

ARTICLE I

The name of the Corporation is Entellus Medical, Inc.

ARTICLE II

The registered office of the Corporation in the State of Delaware is 615 South Dupont Hwy., in the City of Dover, Zip Code of 19901, County of Kent. The name of its registered agent at such address is National Corporate Research, Ltd.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the state of Delaware.

ARTICLE IV

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 101,567,071 shares, consisting of (a) 57,000,000 shares of Common Stock, $.001 par value per share (the “Common Stock”), (b) 2,440,000 shares of Series A-1 Preferred Stock, $.001 par value per share (the “Series A-1 Preferred Stock”), (c) 4,986,188 shares of Series B Preferred Stock, $.001 par value per share (the “Series B Preferred Stock”), (d) 3,717,329 shares of Series C Preferred Stock, $.001 par value per share (the “Series C Preferred Stock”), (e) 15,310,943 shares of Series D Preferred Stock, $.001 par value per share (the “Series D Preferred Stock”) and (f) 18,112,611 shares of Series E Preferred Stock, $.001 par value per share (the “Series E Preferred Stock”) and collectively with the Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, the “Preferred Stock”).

The number of authorized shares of Common Stock or any series thereof may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in interest of the then outstanding stock of the Corporation entitled to vote, voting together, as a single class on an as-if-converted-to-Common-Stock basis, without regard for the provisions of Section 242(b) of the General Corporation Law of Delaware.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect to each class and series of capital stock of the Corporation.

A. COMMON STOCK.

1. GENERAL. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock and of any other series as may be designated by the board of directors.

2. VOTING. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.

3. DIVIDENDS. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the board of directors, subject to any preferential dividend rights of any then outstanding Preferred Stock.

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4. LIQUIDATION. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock and any rights of the Preferred Stock to participate in further distributions after its liquidation preference.

5. NO PREEMPTIVE RIGHTS. No shares of Common Stock shall entitle the holders to any preemptive rights to subscribe for or purchase additional shares of Common Stock or any other class or series of the Corporation now or hereafter authorized or issued.

B. PREFERRED STOCK.

1. GENERAL. For purposes of this Sixth Amended and Restated Certificate, the following definitions shall apply and shall be equally applicable to both the singular and plural forms of the defined terms:

a. “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation after the filing of this Sixth Amended and Restated Certificate, other than:

i. shares of Common Stock issuable upon conversion of the Preferred Stock, or as a dividend or distribution with respect to the Preferred Stock;

ii. up to 8,343,619 shares of Common Stock (A) issued to employees, directors or officers of, or advisors or consultants to, the Corporation pursuant to stock-based compensation plans or arrangements approved by the board of directors, including approval by at least two (2) of the Preferred Directors, or (B) issuable upon exercise of stock options granted to such employees, directors or officers, advisors or consultants pursuant to stock-based compensation plans or arrangements approved by the board of directors, including approval by at least two (2) of the Preferred Directors (which total amount includes the options currently outstanding, excludes shares of restricted Common Stock currently outstanding and excludes shares of Common Stock that were issued upon the exercise of options prior to the date of filing of this Sixth Amended and Restated Certificate);

iii. shares issued in connection with any merger, acquisition or other reorganization approved by the board of directors, including at least two (2) of the Preferred Directors;

iv. shares issued (A) upon authorization of the board of directors, including approval by at least two (2) of the Preferred Directors, in connection with strategic corporate partnering arrangements or (B) pursuant to business conducted by the Corporation with customers, suppliers, lessors or financial institutions, in either case, as approved by the board of directors, including approval by at least two (2) of the Preferred Directors; provided, that the total number of such shares issued pursuant to this subparagraph (iv) shall not exceed 1,000,000 without the prior written consent of the holders of at least a majority in interest of the then outstanding Preferred Stock voting together, as a single class on an as-if-converted-to-Common-Stock basis;

v. shares of Series E Preferred Stock issued pursuant to the Series E Purchase Agreement; and

vi. shares issued or issuable by way of stock split, stock dividend or similar capitalization modification for which adjustment is made pursuant to SECTION B.6.f of this Article IV.

b. “Affiliate” shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person. For the purposes of this definition, “control” has the meaning specified as of the date hereof for that word in Rule 405 promulgated by the United States Securities and Exchange Commission under the Securities Act of 1933, as amended.

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c. [Intentionally omitted]

d. “Common Stock Dividend” shall mean a stock dividend declared and paid on the Common Stock that is payable solely in shares of Common Stock.

e. “Common Stock Equivalents” shall mean Convertible Securities and warrants, options, subscriptions and purchase rights with respect to shares of Common Stock and Convertible Securities.

f. “Conversion Price” when used in reference to the Preferred Stock, shall have the meaning set forth in SECTION B.6.a of this Article IV.

g. [Intentionally omitted]

h. “Convertible Securities” shall mean evidences of indebtedness, shares of stock or other securities that are at any time, directly or indirectly, convertible into or exchangeable for Common Stock.

i. “Dividend Rate” shall mean $0.10 per share per annum for the Series A-1 Preferred Stock, $0.1448 per share per annum for the Series B Preferred Stock, $0.3228 per share per annum for the Series C Preferred Stock, $0.156752 per share per annum for the Series D Preferred Stock and $0.156752 per share per annum for the Series E Preferred Stock appropriately adjusted for any stock split, combination or other recapitalization affecting the Preferred Stock and dividends on such stock payable in shares of Preferred Stock.

j. “Effective Price” shall mean the price per share for Additional Shares of Common Stock determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation under SECTIONS B.6.h and B.6.i of this Article IV in the particular issuance, into the aggregate consideration received, or deemed to have been received by the Corporation for such issue or sale under such SECTIONS B.6.h and B.6.i of this Article IV, for such Additional Shares of Common Stock.

k. [Intentionally omitted]

l. “Initial Price” shall mean, for the Series A-1 Preferred Stock, $1.25 per share, for the Series B Preferred Stock, $1.81 per share, for the Series C Preferred Stock, $4.035 per share, for the Series D Preferred Stock, $1.9594 per share and for the Series E Preferred Stock, $1.9594 per share.

m. “Liquidation Price”:

i. for the Series A-1 Preferred Stock shall mean the sum of (A) $1.25 per share (subject to appropriate adjustments for stock splits, combinations, dividends and the like with respect to such shares in the same manner as set forth in SECTION B.6.f of this Article IV), plus (B) in each case, unpaid dividends thereon, if declared and unpaid, up to and including the date when full payment shall be tendered to the holders of the Series A-1 Preferred Stock; and

ii. for the Series B Preferred Stock shall mean the sum of (A) $1.81 per share (subject to appropriate adjustments for stock splits, combinations, dividends and the like with respect to such shares in the same manner as set forth in SECTION B.6.f of this Article IV), plus (B) in each case, unpaid dividends thereon, if declared and unpaid, up to and including the date when full payment shall be tendered to the holders of the Series B Preferred Stock.

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iii. for the Series C Preferred Stock shall mean the sum of (A) $4.035 per share (subject to appropriate adjustments for stock splits, combinations, dividends and the like with respect to such shares in the same manner as set forth in SECTION B.6.f of this Article IV), plus (B) in each case, unpaid dividends thereon, if declared and unpaid, up to and including the date when full payment shall be tendered to the holders of the Series C Preferred Stock.

iv. for the Series D Preferred Stock shall mean the sum of (A) $1.9594 per share (subject to appropriate adjustments for stock splits, combinations, dividends and the like with respect to such shares in the same manner as set forth in SECTION B.6.f of this Article IV), plus (B) in each case, unpaid dividends thereon, if declared and unpaid, up to and including the date when full payment shall be tendered to the holders of the Series D Preferred Stock.

v. for the Series E Preferred Stock shall mean the sum of (A) $1.9594 per share (subject to appropriate adjustments for stock splits, combinations, dividends and the like with respect to such shares in the same manner as set forth in SECTION B.6.f of this Article IV), plus (B) in each case, unpaid dividends thereon, if declared and unpaid, up to and including the date when full payment shall be tendered to the holders of the Series E Preferred Stock.

n. [Intentionally omitted]

o. “Person” shall include all natural persons, corporations, business trusts, associations, limited liability companies, partnerships, joint ventures and other entities, governments, agencies and political subdivisions.

p. “Preferred Directors” shall mean the three members of the board of directors elected by the holders of at least a majority in interest of the then outstanding Preferred Stock voting together, as a single class on an as-if-converted-to-Common-Stock basis.

q. “Preferred Stock Purchase Agreements” shall mean collectively the Series A Purchase Agreement, the Series B Purchase Agreement, the Series C Purchase Agreement, the Series D Purchase Agreement and the Series E Purchase Agreement.

r. “Protected Price” shall mean:

i. for the Series A-1 Preferred Stock, an amount equal to the Conversion Price of the Series A-1 Preferred Stock then in effect;

ii. for the Series B Preferred Stock, an amount equal to the Conversion Price of the Series B Preferred Stock then in effect;

iii. for the Series C Preferred Stock, an amount equal to the Conversion Price of the Series D Preferred Stock then in effect;

iv. for the Series D Preferred Stock, an amount equal to the Conversion Price of the Series D Preferred Stock then in effect; and

v. for the Series E Preferred Stock, an amount equal to the Conversion Price of the Series E Preferred Stock then in effect.

s. “Qualified Public Offering” shall mean the first underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 covering the offering and sale of Common Stock for the account of the Corporation on a firm commitment basis in which the aggregate gross proceeds received by the Corporation at the public offering price equals or exceeds $75,000,000 before deduction of underwriters’ commissions and expenses and the public offering price equals or exceeds $6.00 per share of Common Stock (appropriately adjusted for stock dividends, stock splits, combinations and other similar events affecting such shares).

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t. “Series A Purchase Agreement” shall mean the Series A Preferred Stock Purchase Agreement among the Corporation and the other parties thereto dated on or about August 16, 2006, as may be amended from time to time.

u. “Series B Purchase Agreement” shall mean the Series B Preferred Stock Purchase Agreement among the Corporation and the other parties thereto dated on or about May 25, 2007, as may be amended from time to time.

v. “Series C Purchase Agreement” shall mean the Series C Preferred Stock Purchase Agreement among the Corporation and the other parties thereto dated on or about May 27, 2008, as may be amended from time to time.

w. “Series D Purchase Agreement” shall mean the Series D Preferred Stock Purchase Agreement among the Corporation and the other parties thereto dated on or about November 12, 2009, as may be amended from time to time.

x. “Series E Purchase Agreement” shall mean the Series E Preferred Stock Purchase Agreement among the Corporation and the other parties thereto dated on or about August 17, 2011, as may be amended from time to time.

2. VOTING.

a. BOARD OF DIRECTORS.

i. Size. The size of the board of directors shall be set at five (5) members.

ii. Composition. For so long as at least 20% of the number of shares of Preferred Stock originally issued under the Preferred Stock Purchase Agreements remain outstanding (subject to adjustment for stock splits, dividends, combinations and the like), the holders of Preferred Stock, voting separately as a class, shall be entitled to elect three (3) directors, the holders of Common Stock, voting separately as a class, shall be entitled to elect one (1) director, and the holders of Preferred Stock and Common Stock, voting together, as a single class on an as-if-converted-to-Common-Stock basis, shall be entitled to elect one (1) director. If there should cease to remain outstanding the foregoing minimum number of shares of Preferred Stock, holders of Common Stock and holders of Preferred Stock shall vote together, as a single class on an as-if-converted-to-Common-Stock basis, for the election of all directors.

iii. Specific Votes of Board of Directors. The Corporation will have all business arrangements, including the incurrence of indebtedness or provision of guarantees, outside of the ordinary course of business involving amounts in excess of $500,000 approved in advance by the board of directors.

iv. Quorums. At any meeting held for the purpose of electing directors, (i) the presence in person or by proxy of the holders of at least a majority in interest of the then outstanding shares of Preferred Stock taken together, as a single class on an as-if-converted-to-Common-Stock basis, shall constitute a quorum of the Preferred Stock for the election of the directors to be elected solely by the holders of Preferred Stock, (ii) the presence in person or by proxy of the holders of a majority in interest of the then outstanding shares of Common Stock shall constitute a quorum of the Common Stock for the election of the director(s) to be elected solely by the holders of Common Stock, and (iii) the presence in person or by proxy of the holders of a majority in interest of the then outstanding shares of Common Stock and Preferred Stock taken together, as a single class on an as-if-converted-to-Common-Stock basis, shall constitute a quorum for the election of the directors to be elected by the holders of Preferred Stock and Common Stock voting together.

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b. GENERAL. At all meetings of the stockholders of the Corporation and in the case of any actions of stockholders by written consent in lieu of a meeting, each holder of Preferred Stock shall have that number of votes on all matters submitted to the stockholders that is equal to the number of whole shares of Common Stock into which such holder’s shares of Preferred Stock are then convertible, as provided in SECTION B.6 of this Article IV, at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of such stockholders is effected. This provision for determination of the number of votes to which each holder of the Preferred Stock is entitled shall also apply in cases in which the holders of the Preferred Stock have the right to vote together as a separate class or vote together with the holders of Common Stock as a single class and is known as voting on an “as-if-converted-to-Common-Stock basis.” Except as may be otherwise provided in this Sixth Amended and Restated Certificate, by agreement or by law, the holders of the Common Stock and the holders of the Preferred Stock shall vote together as a single class on all actions to be taken by the stockholders of the Corporation.

c. ADDITIONAL VOTES BY PREFERRED STOCK.

i. Certain Protective Provisions for Preferred Stockholders. For so long as any shares of Preferred Stock originally issued under the Preferred Stock Purchase Agreements (appropriately adjusted for any stock split, combination or other recapitalization affecting such series and dividends on such series payable in shares of the same series) are outstanding, the Corporation shall not, without the affirmative vote of at least a majority in interest of the then outstanding shares of the Preferred Stock voting together as a separate class, not as separate series, and on an as-if-converted-to-Common-Stock basis, in each instance, take any action, whether by amendment to this Sixth Amended and Restated Certificate, by merger, consolidation or otherwise, to:

A. increase or decrease (other than by redemption or conversion) the total number of authorized shares of Common Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock;

B. authorize, issue or otherwise create (by reclassification, designation or otherwise) any new class or series of capital stock of the Corporation having rights, preferences or privileges (including, without limitation rights, as to dividends, redemption or the payment or distribution of assets upon the liquidation or dissolution, whether voluntary or involuntary, of the Corporation) senior to or on parity with the Preferred Stock;

C. take any action that constitutes or results in the redemption of any shares of Preferred Stock or Common Stock (other than a redemption, repurchase or other acquisition for cash of unvested shares under the forfeiture provisions of the Corporation’s stock option, restricted stock or other equity compensation plans or agreements);

D. declare, authorize or pay a dividend or distribution on any class or series of capital stock;

E. sell, lease, license or otherwise dispose of all or substantially all of the value of the assets of the Corporation or of any subsidiary of the Corporation, including, without limitation, an exclusive license of all or substantially all of the Corporation’s intellectual property having a duration of all or substantially all of the life of the intellectual property in such license, nor shall the Corporation or any subsidiary of the Corporation consolidate with or merge into any other corporation or entity, or permit any other corporation or entity to consolidate or merge into the Corporation or any subsidiary of the Corporation, or enter into a plan of exchange with any other corporation

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or entity, or otherwise acquire or invest in any other corporation or entity, or otherwise take any action constituting or resulting in a reclassification of the capital stock of the Corporation, or a recapitalization, liquidation, dissolution or winding up of the Corporation;

F. change the authorized number of directors constituting the board of directors;

G. increase the number of shares reserved for issuance under any stock-based compensation plan or arrangement of the Corporation (other than pursuant to a stock split, stock dividend or the like);

H. fundamentally change the principal business of the Corporation;

I. acquire or otherwise invest in another corporation or entity (unless such action has been approved by the board of directors and the cost or amount invested is less than $1,000,000);

J. alter or change the voting power, rights, preferences, privileges or restrictions of the Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock;

K. amend, repeal or waive any provision of this Sixth Amended and Restated Certificate or the Corporation’s bylaws (each as may be amended from time to time), other than any changes that (1) are not adverse to the holders of the Series A-1 Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock or the Series E Preferred Stock and (2) have been approved by the board of directors;

L. create or authorize the creation of any debt security or enter into or incur any debt or lease obligation, other than equipment leases, bank lines of credit and venture debt transactions which have been approved by the board of directors, including approval by at least two (2) of the Preferred Directors; or

M. create or hold capital stock in any subsidiary that is not a wholly-owned subsidiary (unless otherwise permitted under SECTION B.2.c.i.I of this Article IV).

and any such act or transaction entered into without such vote shall be null and void ab initio, and of no force or effect.

3. DIVIDENDS.

a. DIVIDEND PREFERENCE.

i. Dividend Preference for Series E Preferred Stock. The holders of each share of Series E Preferred Stock then outstanding shall be entitled to receive non-cumulative dividends, out of any funds and assets of the Corporation legally available therefor, prior and in preference to any declaration or payment of any dividend (other than a Common Stock Dividend triggering adjustment of the applicable Conversion Price pursuant to SECTION B.6.f.i of this Article IV) payable on Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Common Stock of the Corporation at the applicable annual Dividend Rate for the Series E Preferred Stock. Such non-cumulative dividends shall be payable if, as and when declared by the board of directors. No dividend shall be paid on Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Common Stock of the Corporation in any year unless and until such year’s annual dividends on the Series E Preferred Stock shall have been declared and paid in full by the Corporation.

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ii. Dividend Preference for Series D Preferred Stock. Subject to SECTION B.3.a.i of this Article IV, the holders of each share of Series D Preferred Stock then outstanding shall be entitled to receive non-cumulative dividends, out of any funds and assets of the Corporation legally available therefor, prior and in preference to any declaration or payment of any dividend (other than a Common Stock Dividend) payable on Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Common Stock of the Corporation at the applicable annual Dividend Rate for the Series D Preferred Stock. Such non-cumulative dividends shall be payable if, as and when declared by the board of directors. No dividend shall be paid on Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Common Stock of the Corporation in any year unless and until such year’s annual dividends on the Series D Preferred Stock shall have been declared and paid in full by the Corporation.

iii. Dividend Preference for Other Preferred Stock. Subject to SECTIONS B.3.a.i and B.3.a.ii of this Article IV, the holders of each share of Series A-1 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock then outstanding shall be entitled to receive pari passu non-cumulative dividends, out of any funds and assets of the Corporation legally available therefor, prior and in preference to any declaration or payment of any dividend (other than a Common Stock Dividend) payable on Common Stock of the Corporation at the applicable annual Dividend Rate for such series of Preferred Stock. Such non-cumulative dividends shall be payable if, as and when declared by the board of directors. No dividend shall be paid on Common Stock of the Corporation in any year unless and until such year’s annual dividends on the Series A-1 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall have been declared and paid in full by the Corporation.

b. OTHER DIVIDENDS. Except as set forth in SECTION B.3.a of this Article IV, no dividend or other distribution shall accrue or be paid with respect to any shares of capital stock of the Corporation for any period, whether before or after the effective date of this Sixth Amended and Restated Certificate, unless and until (i) declared by the board of directors and (ii) dividends are first paid on the outstanding shares of Preferred Stock in accordance with SECTION B.3.a of this Article IV. In the event any dividend or distribution is declared or made with respect to outstanding shares of Common Stock (including a Common Stock Dividend), a comparable dividend or distribution shall be simultaneously declared or made with respect to the outstanding shares of Preferred Stock (as if fully converted into Common Stock, including fractions of shares). Dividends on shares of capital stock of the Corporation shall be payable only out of funds legally available therefor.

c. NON-CASH DIVIDENDS. Whenever a dividend provided for in this SECTION B.3 of this Article IV shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the board of directors.

d. PAYMENTS ON CONVERSION. If the Corporation shall have declared but not paid dividends with respect to any Preferred Stock upon its conversion, then all such declared but not paid dividends on such converted shares shall be immediately paid.

4. LIQUIDATION.

a. PREFERENCE OF PREFERRED STOCK. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (including without limitation any deemed liquidation, dissolution or winding up of the Corporation as provided for by Section B.4.d of this Article IV) (a “Liquidation Event”):

i. Liquidation Preference for Series E Preferred Stock. The holders of the Series E Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether such assets are capital, surplus, or earnings, before any payment or declaration and setting apart for payment of any amount shall

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be made in respect of the Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Common Stock, an amount per share equal to the Liquidation Price for the Series E Preferred Stock (the “Series E Liquidation Preference”) with respect to such Liquidation Event, and the holders of the Series E Preferred Stock shall not be entitled to any further payment except as provided in SECTION B.4.b of this Article IV. If, upon any Liquidation Event, the assets to be distributed to the holders of the Series E Preferred Stock shall be insufficient to permit the payment to such stockholders of the full preferential amounts aforesaid, then all of the assets of the Corporation shall be distributed ratably to the holders of the Series E Preferred Stock on the basis of the full liquidation preference payable with respect to the Series E Preferred Stock if such liquidation preference was paid in full.

ii. Liquidation Preference for Series D Preferred Stock. After the prior payment in full of the aggregate Series E Liquidation Preference, the holders of the Series D Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether such assets are capital, surplus, or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Common Stock, an amount per share equal to the Liquidation Price for the Series D Preferred Stock (the “Series D Liquidation Preference”) with respect to such Liquidation Event, and the holders of the Series D Preferred Stock shall not be entitled to any further payment except as provided in SECTION B.4.b of this Article IV. If, upon any Liquidation Event, the assets to be distributed to the holders of the Series D Preferred Stock shall be insufficient to permit the payment to such stockholders of the full preferential amounts aforesaid, then all of the assets of the Corporation shall be distributed ratably to the holders of the Series D Preferred Stock on the basis of the full liquidation preference payable with respect to the Series D Preferred Stock if such liquidation preference was paid in full.

iii. Liquidation Preference for Other Preferred Stock. After the prior payment in full of the aggregate Series E Liquidation Preference and Series D Liquidation Preference, the holders of the Series A-1 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock then outstanding shall be entitled to be paid on a pari passu basis out of the assets of the Corporation available for distribution to its stockholders, whether such assets are capital, surplus, or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the Common Stock, an amount per share equal to the Liquidation Price for such series of Preferred Stock with respect to such Liquidation Event, and the holders of the Preferred Stock shall not be entitled to any further payment. If, upon any Liquidation Event, and after prior payment in full of the aggregate Series E Liquidation Preference and Series D Liquidation Preference, the assets to be distributed to the holders of the Series A-1 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be insufficient to permit the payment to such stockholders of the full preferential amounts aforesaid, then all of the assets of the Corporation to be distributed to the holders of the Series A-1 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be distributed ratably to such holders on the basis of the full liquidation preference payable with respect to the Series A-1 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock if such liquidation preference was paid in full.

b. REMAINING ASSETS. If the assets of the Corporation available for distribution to the Corporation’s stockholders exceed the aggregate amount payable to the holders of the Preferred Stock pursuant to SECTION B.4.a of this Article IV, then after the payments required by SECTION B.4.a of this Article IV shall have been made or irrevocably set apart, such remaining assets shall be distributed equally, on a per share basis, among the holders of the Series D Preferred Stock, Series E Preferred Stock and Common Stock in proportion to the number of shares of Common Stock then held by them (with

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each holder of Series D Preferred Stock or Series E Preferred Stock being treated for this purpose as holding the number of shares of Common Stock into which such holder could have converted such holder’s shares of Series D Preferred Stock and Series E Preferred Stock immediately prior to such Liquidation Event pursuant to the provisions of SECTION B.6 of this Article IV); provided that (i)(A) the aggregate amount paid or distributed with respect to each share of Series D Preferred Stock shall not exceed an aggregate of $3.233 per share (subject to appropriate adjustments for stock splits, combinations, dividends and the like with respect to such shares in the same manner as set forth in SECTION B.6.f of this Article IV) (the “Series D Maximum”), as calculated from the sum of the Series D Liquidation Preference pursuant to SECTION B.4.a.ii. of this Article IV plus any amounts distributable with respect to each share of Series D Preferred Stock pursuant to this SECTION B.4.b of this Article IV, and (B) the aggregate amount paid or distributed with respect to each share of Series E Preferred Stock shall not exceed an aggregate of $3.233 per share (subject to appropriate adjustments for stock splits, combinations, dividends and the like with respect to such shares in the same manner as set forth in SECTION B.6.f of this Article IV) (the “Series E Maximum”), as calculated from the sum of the Series E Liquidation Preference pursuant to SECTION B.4.a.i. of this Article IV plus any amounts distributable with respect to each share of Series E Preferred Stock pursuant to this SECTION B.4.b of this Article IV, and (ii) upon such Series D Maximum or Series E Maximum being paid or distributed with respect to each share of Series D Preferred Stock or Series E Preferred Stock, respectively, all remaining assets shall be distributed equally, on a per share basis, among the holders of the Common Stock.

c. ALTERNATIVE LIQUIDATION CALCULATIONS. Notwithstanding the provisions of SECTIONS B.4.a. and 4.b. above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, each time a distribution is made to the holders of shares of Preferred Stock, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock as a result, for example, of a Liquidation Event involving the escrow of a portion of the proceeds or the payment of earn-out or other deferred payments after the initial distribution of proceeds or other circumstances. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock and the amounts distributed and distributable to the holders of Preferred Stock and Common Stock shall be recalculated in accordance with this paragraph. Additionally, in the event of a Deemed Liquidation Event pursuant to SECTION B.4.d of this Article IV, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the agreement giving effect to the Deemed Liquidation Event shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with SECTIONS B.4.a. and 4.b. above as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with SECTIONS B.4.a. and 4.b. above after taking into account the previous payment of the Initial Consideration as part of the same transaction.

d. REORGANIZATION; SALE OF ASSETS. The (i) merger, acquisition or consolidation of the Corporation into or with any other entity or entities that results in the stockholders of the Corporation immediately prior to the transaction (or series or related transactions) failing to own a majority of the outstanding shares of the surviving corporation (or other entity) immediately after the

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transaction (or series of related transactions), or (ii) any sale, lease, license or transfer by the Corporation of all or substantially all of the value of its assets, including, without limitation, an exclusive license of all or substantially all of the Corporation’s intellectual property having a duration of all or substantially all of the life of the intellectual property in such license, shall in any such case be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this Section B.4 of this Article IV unless this provision is waived by the affirmative vote of at least a majority in interest of the then outstanding shares of the Preferred Stock voting together, as a single class on an as-if-converted-to-Common-Stock basis. In the event of a deemed liquidation, dissolution or winding up of the Corporation pursuant to clause (ii) of the preceding sentence (a “Deemed Liquidation Event”), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law of Delaware within thirty (30) days after such Deemed Liquidation Event, then (A) the Corporation shall deliver a written notice to each holder of Preferred Stock no later than the thirtieth (30th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (B) to require the redemption of such shares of Preferred Stock, and (B) if the holders of at least a majority in interest of the then outstanding shares of the Preferred Stock voting together, as a single class on an as-if-converted-to-Common-Stock basis, so request in a written instrument delivered to the Corporation not later than forty-five (45) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities, as determined in good faith by the board of directors), to the extent legally available therefor (the “Net Proceeds”), to redeem, on the sixtieth (60th) day after such Deemed Liquidation Event (the “Liquidation Redemption Date”), all outstanding shares of Preferred Stock at a price per share equal to the amount such share would receive under SECTIONS B.4.a., 4.b. and 4.c. of this Article IV if the Corporation were then liquidated. In the event of a redemption pursuant to the preceding sentence, if the Net Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall redeem each holder’s shares of Preferred Stock in accordance with the preferences and priorities set forth in SECTIONS B.4.a., 4.b. and 4.c. of this Article IV. Prior to the distribution or redemption provided for in this SECTION B.4.d., the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in the ordinary course of business.

e. NOTICE. Written notice of such liquidation, dissolution or winding up, stating a payment date and the place where said payments shall be made, shall be given by mail, postage prepaid, or by telex to non-U.S. residents, not less than 20 days prior to the payment date stated therein, to the holders of record of Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation. Any notice required under this paragraph may be waived (either prospectively or retroactively) by the holders of at least a majority in interest of the then outstanding shares of the Preferred Stock voting together, as a single class on an as-if-converted-to-Common-Stock basis.

f. DETERMINATION OF CONSIDERATION. To the extent any distribution or payment pursuant to SECTIONS B.4.a, B.4.b, B.4.c or B.4.d of this Article IV consists of property other than cash, the value thereof shall, for purposes of SECTIONS B.4.a, B.4.b, B.4.c or B.4.d of this Article IV, be the fair value at the time of such distributions or payment as determined in good faith by the board of directors.

5. REDEMPTION RIGHTS. The Corporation will not be required to redeem any shares of outstanding Preferred Stock (except as provided in SECTION B.4.d above).

6. CONVERSION. The holders of the Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

a. OPTIONAL CONVERSION OF THE PREFERRED STOCK. The Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the first issuance of shares of the Preferred Stock by the Corporation,

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at the office of the Corporation or any transfer agent for the Common Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Initial Price of such series of Preferred Stock by the Conversion Price of the Preferred Stock, determined as hereinafter provided, in effect at the time of conversion and then multiplying such quotient by each share of the Preferred Stock to be converted. The Conversion Price at which shares of Common Stock shall be deliverable upon conversion of Preferred Stock without the payment of any additional consideration by the holder thereof (the “Conversion Price”) shall at the time of the filing of this Sixth Amended and Restated Certificate be $1.25 in the case of the Series A-1 Preferred Stock, $1.81 in the case of the Series B Preferred Stock, $2.9894 in the case of the Series C Preferred Stock, $1.9594 in the case of the Series D Preferred Stock and $1.9594 in the case of the Series E Preferred Stock. Such initial Conversion Price shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which the Preferred Stock is convertible, as hereinafter provided.

b. AUTOMATIC CONVERSION OF THE PREFERRED STOCK. If at any time (i) the Corporation shall complete a Qualified Public Offering or (ii) the holders of at least a majority in interest of the then outstanding Preferred Stock voting together, as a single class on an as-if-converted-to-Common-Stock basis, shall consent in writing to the conversion of all or a portion of the Preferred Stock into shares of Common Stock, then effective upon (x) the closing of the sale of such shares by the Corporation pursuant to such Qualified Public Offering or (y) the delivery of such consent (or the date set forth in such consent) of the holders of the Preferred Stock to the Corporation, as the case may be, all outstanding shares of the Preferred Stock, or the designated portion of the Preferred Stock (on a pro rata basis among all of the holders of the Preferred Stock measured on an as-if-converted-to-Common-Stock basis) set forth in such consent, shall automatically convert into shares of Common Stock in accordance with the formulas set forth in SECTION B.6.a of this Article IV.

c. FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional share to which any holder would otherwise be entitled upon conversion of some or all of the Preferred Stock owned by such holder, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price or round up to the nearest whole share. For the foregoing purposes, all shares of Preferred Stock held by a holder shall be aggregated (thus resulting in no more than one fractional share per holder).

d. MECHANICS OF OPTIONAL CONVERSION. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by such holder’s attorney duly authorized in writing, at the office of the Corporation or of any transfer agent for the Common Stock (or notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation (but shall not be required to provide a bond) to indemnify the Corporation from any loss incurred by it in connection with such certificates), and shall give prior written notice to the Corporation at such office that such holder elects to convert the same and shall state therein such holder’s name or the name of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to such holder’s nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. From and after such date, all rights of the holder with respect to the Preferred Stock so converted shall terminate, except only the right of such holder, upon the surrender of his, her or its certificate or certificates therefor (or the above notice of lost, stolen or destroyed certificate), to receive certificates for the number of shares of Common Stock issuable upon conversion thereof and cash for fractional shares.

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e. MECHANICS OF AUTOMATIC CONVERSION. All holders of record of shares of Preferred Stock will be given at least 20 days’ prior written notice of the anticipated date of any automatic conversion referenced in SECTION B.6.b of this Article IV. Any notice required under the preceding sentence may be waived (either prospectively or retroactively) by the holders of at least a majority in interest of the then outstanding Preferred Stock voting together, as a single class on an as-if-converted-to-Common-Stock basis. The Corporation shall also exercise its best efforts to provide at least three days’ written or telephonic notice of such expected conversion date to said holders. Each such notice shall designate a place for automatic conversion of all of the shares of such Preferred Stock pursuant to SECTION B.6.b of this Article IV. Such notices will be sent by mail, first class, postage prepaid to each record holder of the applicable series of Preferred Stock at such holder’s address appearing on the Corporation’s stock register, or by overnight courier service in the case of the notice prior to the actual date of conversion. On or before the date fixed for conversion, each holder of shares of Preferred Stock to be converted shall surrender such holder’s certificate or certificates representing all shares of Preferred Stock to be converted to the Corporation at the place designated in such notice (or shall notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation (but shall not be required to provide a bond) to indemnify the Corporation from any loss incurred by it in connection with such certificates), and shall thereafter receive certificates for the number of shares of Common Stock or other securities to which such holder is entitled. Failure to provide such notice shall not affect the validity of automatic conversion hereunder. On the date fixed for conversion, all rights with respect to the Preferred Stock to be converted will terminate, except only (i) any rights to receive declared but unpaid dividends with a record date preceding the date of conversion, and (ii) the rights of the holders thereof, upon surrender of their certificate or certificates therefor (or the above notice of lost, stolen or destroyed certificate), to receive shares of Common Stock (and the certificates therefor) or other securities into which such Preferred Stock has been converted and cash for fractional shares. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by her, his or its attorney duly authorized in writing. All certificates evidencing shares of Preferred Stock that are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and canceled and the shares of Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. As soon as practicable after the date of such automatic conversion and the surrender of the certificate or certificates for Preferred Stock as aforesaid (or the above notice of lost, stolen or destroyed certificate), the Corporation shall cause to be issued and delivered to such holder, or to her, his or its written order, a certificate or certificates for the number of full shares of Common Stock or other securities issuable on such conversion in accordance with the provisions hereof and cash as provided in SECTION B.6.c of this Article IV in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

f. CERTAIN ADJUSTMENTS TO CONVERSION PRICE FOR STOCK SPLITS, DIVIDENDS, MERGERS, REORGANIZATIONS, ETC.

i. Adjustment for Stock Splits, Stock Dividends and Combinations of Common Stock. In the event the outstanding shares of Common Stock shall, after the filing of this Sixth Amended and Restated Certificate be further subdivided (split), or combined (reverse split), by reclassification or otherwise, or in the event of any dividend or other distribution payable on the Common Stock in shares of Common Stock, the applicable Conversion Price in effect immediately prior to such subdivision, combination, dividend or other distribution shall, concurrently with the effectiveness of such subdivision, combination, dividend or other distribution, be proportionately adjusted.

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ii. Adjustments for Merger or Reorganization, Etc. In the event of a reclassification, reorganization or exchange (other than described in SECTION B.6.g of this Article IV) or any consolidation or merger of the Corporation with another corporation (other than a merger, acquisition or other reorganization as defined in SECTION B.4.d of this Article IV, which shall be considered a liquidation pursuant to SECTION B.4 of this Article IV), each share of Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of the Preferred Stock would have been entitled upon such reclassification, reorganization, exchange, consolidation, merger or conveyance had the conversion occurred immediately prior to the event; and, in any such case, appropriate adjustment (as determined by the board of directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Preferred Stock.

g. ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. In the event the Corporation, at any time or from time to time after the filing of this Sixth Amended and Restated Certificate, makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event, provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this SECTION B.6.g of this Article IV with respect to the rights of the holders of Preferred Stock.

h. ADJUSTMENT TO CONVERSION PRICE FOR ISSUE OR SALE OF ADDITIONAL SHARES OF COMMON STOCK. In addition to the adjustments set forth in SECTION B.6.i of this Article IV, if, at any time or from time to time on or after the filing of this Sixth Amended and Restated Certificate, the Corporation shall issue or sell (“issuance”) Additional Shares of Common Stock for an Effective Price per share less than the applicable Protected Price of a particular series of Preferred Stock then in effect (or shall be deemed to make such an issuance pursuant to SECTION B.6.i of this Article IV), then the then applicable Conversion Price of such series of Preferred Stock shall be reduced so as to be equal to an amount determined by multiplying the Conversion Price in effect immediately prior to such issuance by a fraction (i) the numerator of which is (A) the number of shares of Common Stock and Common Stock Equivalents (on an as-if-converted-to-Common-Stock basis) outstanding immediately prior to such issuance, plus (B) the number of shares of Common Stock that the net aggregate consideration, if any, received by the Corporation for the total number of such Additional Shares of Common Stock so issued would purchase at the Conversion Price for such series of Preferred Stock in effect immediately prior to such issuance, and (ii) the denominator of which is (A) the number of shares of Common Stock and Common Stock Equivalents (on an as-if-converted-to-Common-Stock basis) outstanding immediately prior to the issuance of such Additional Shares of Common Stock, plus (B) the number of such Additional Shares of Common Stock so issued or deemed issued.

i. FURTHER PROVISIONS FOR ADJUSTMENT OF CONVERSION PRICE. For the purpose of SECTION B.6.h of this Article IV, the following provisions shall be applicable:

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i. Issuance Provisions for Adjustment of Conversion Price. If, at any time on or after the filing of this Sixth Amended and Restated Certificate, the Corporation shall issue or sell any Convertible Securities, there shall be determined as of the date of issue or sale the Effective Price per share for which Additional Shares of Common Stock are issuable upon the conversion or, exchange thereof, such determination to be made by dividing (A) the total amount received by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the maximum number of Additional Shares of Common Stock issuable upon conversion or exchange of all of such Convertible Securities; and such issue or sale shall be deemed to be an issue or sale for cash (as of the date of issue or sale of such Convertible Securities) of such maximum number of Additional Shares of Common Stock at the price per share so determined. If such Convertible Securities shall by their terms provide for an increase or increases, or a decrease or decreases, with the passage of time or otherwise, in the amount of additional consideration, if any, payable to the Corporation, or in the rate of exchange upon the conversion or exchange thereof, the adjusted Conversion Price shall, forthwith upon any such increase or decrease becoming effective, be readjusted to reflect the same. If any rights of conversion or exchange evidenced by such Convertible Securities shall expire without having been exercised, any adjusted Conversion Price shall forthwith be readjusted to be the adjusted Conversion Price that would have been in effect had the original adjustment been made on the basis that the only Additional Shares of Common Stock issued or sold were those actually issued upon the conversion or exchange of such Convertible Securities, and that they were issued or sold for the consideration actually received by the Corporation upon such conversion or exchange, plus the consideration, if any, actually received by the Corporation for the issue or sale of such Convertible Securities as were actually converted or exchanged (which readjusted Conversion Price shall continue to take into account any subsequent adjustments made upon other issuances (or deemed issuances) since the original adjustment for such Convertible Securities).

ii. Grant of Rights, Warrants or Options for Common Stock. If, at any time on or after the filing of this Sixth Amended and Restated Certificate, the Corporation shall grant any rights, warrants or options to subscribe for, purchase or otherwise acquire Additional Shares of Common Stock, there shall be determined as of the date of grant the Effective Price per share for which Additional Shares of Common Stock are issuable upon the exercise of such rights, warrants or options, such determination to be made by dividing (A) the total amount, if any, received by the Corporation as consideration for the granting of such rights or options, plus, the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of such rights or options, by (B) the maximum number of Additional Shares of Common Stock of the Corporation issuable upon the exercise of such rights or options; and the granting of such rights, warrants or options shall be deemed to be an issue or sale for cash (as of the date of the granting of such rights, warrants or options) of such maximum number of Additional Shares of Common Stock at the price per share so determined. If such rights, warrants or options shall by their terms provide for an increase or increases, or a decrease or decreases, with the passage of time or otherwise, in the amount of additional consideration payable to the Corporation, or in the rate of exchange upon the exercise thereof, the adjusted Conversion Price shall, forthwith upon any such increase or decrease becoming effective, be readjusted to reflect the same. If any such rights, warrants or options shall expire without having been exercised, any adjusted Conversion Price shall forthwith be readjusted to be the adjusted Conversion Price that would have been in effect had the original adjustment been made on the basis that the only Additional Shares of Common Stock so issued or sold were those actually issued or sold upon the exercise of such rights, warrants or options and that they were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights, warrants or options, whether or not exercised (which readjusted Conversion Price shall continue to take into account any subsequent adjustments made upon other issuances or deemed issuances since the original adjustment for such rights, warrants or options).

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iii. Grant of Rights, Warrants or Options for Convertible Securities. If, at any time on or after the filing of this Sixth Amended and Restated Certificate, the Corporation shall grant any rights, warrants or options to subscribe for, purchase or otherwise acquire Convertible Securities, there shall be determined as of the date of grant the Effective Price per share for which Additional Shares of Common Stock are issuable upon the exercise of such rights, warrants or options for such Convertible Securities, such determination to be made by dividing (A) the total amount, if any, received by the Corporation as consideration for the granting of such rights, warrants or options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of such rights, warrants or options, by (B) the maximum number of Additional Shares of Common Stock of the Corporation issuable upon the exercise of such rights, warrants or options and the conversion or exchange of all of such Convertible Securities; and the granting of such rights, warrants or options shall be deemed to be an issue or sale for cash (as of the date of the granting of such rights, warrants or options) of such maximum number of Additional Shares of Common Stock at the price per share so determined. If such rights, warrants, options or Convertible Securities shall by their terms provide for an increase or increases, or a decrease or decreases, with the passage of time or otherwise, in the amount of additional consideration payable by the Corporation, or in the rate of exchange upon the exercise or conversion thereof, any adjusted conversion price shall, forthwith upon any such increase or decrease becoming effective, be readjusted, to reflect the same. If any such rights, warrants or options shall expire without having been exercised, the adjusted Conversion Price shall forthwith be readjusted to be the adjusted Conversion Price that would have been in effect had the original adjustment been made on the basis that the only Convertible Securities so issued or sold were those actually issued or sold upon the exercise of such rights, warrants or options and that they were issued or sold for the consideration actually received by the Corporation upon such exercise plus the consideration, if any, actually received by the Corporation for the granting of all such rights, warrants or options, whether or not exercised (which readjusted Conversion Price shall continue to take into account any subsequent adjustments made upon other issuances or deemed issuances since the original adjustment for such rights, warrants or options).

iv. Determination of Consideration. Upon any issuance or sale for a consideration other than cash, or a consideration part of which is other than cash, of any Additional Shares of Common Stock or Convertible Securities or any rights, warrants or options to subscribe for, purchase or otherwise acquire any Additional Shares of Common Stock or Convertible Securities, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the board of directors. In case any Additional Shares of Common Stock or Convertible Securities or any rights, warrants or options to subscribe for, purchase or otherwise acquire any Additional Shares of Common Stock or Convertible Securities shall be issued or sold together with other stock or securities or other assets of the Corporation for a consideration that covers two or more thereof, the consideration for the issue or sale of such Additional Shares of Common Stock or Convertible Securities or such rights, warrants or options shall be deemed to be the portion of such consideration allocated thereto in good faith by the board of directors.

v. Duration of Adjusted Conversion Price. Following each computation or readjustment of an adjusted Conversion Price as provided in this SECTION B.6 of this Article IV, the new adjusted Conversion Price shall remain in effect until a further computation or readjustment thereof is required by this SECTION B.6 of this Article IV.

vi. Other Action Affecting Common Stock. In case, after the filing of this Sixth Amended and Restated Certificate, the Corporation shall take any action affecting its shares of Common Stock, other than an action described above in this SECTION B.6 of this Article IV, which in the good faith opinion of the board of directors would have an adverse effect upon the conversion rights of the Preferred Stock granted herein, the Conversion Price shall be adjusted in such manner and at such time as the board of directors may in good faith determine to be equitable in the circumstances.

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vii. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this SECTION B.6 of this Article IV, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in reasonable detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request, at any time, of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth: (A) such adjustments and readjustments; (B) the applicable Conversion Price at the time in effect; and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of the Preferred Stock.

j. NOTICES OF RECORD DATE. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend that is the same as cash dividends paid in previous quarters) or other distribution, or vote on any capital reorganization of the Corporation, any reclassification or recapitalization of the Corporation’s capital stock, any consolidation or merger with or into another Corporation, any transfer or license of all or substantially all of the value of the assets of the Corporation, including, without limitation, an exclusive license of all or substantially all of the Corporation’s intellectual property having a duration of all or substantially all of the life of the intellectual property in such license, or any dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Preferred Stock at least ten days prior to the date specified for the taking of a record, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or vote. Any notice required under the preceding sentence may be waived (either prospectively or retroactively) by the holders of at least a majority in interest of the then outstanding Preferred Stock voting together, as a single class on an as-if-converted-to-Common-Stock basis.

k. COMMON STOCK RESERVED. The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect (i) conversion of the Preferred Stock and (ii) issuance of Common Stock pursuant to any outstanding option or other rights to acquire Common Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation shall promptly seek such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

l. STATUS OF CONVERTED STOCK. Any share of Preferred Stock converted, repurchased, or otherwise acquired by the Corporation shall be retired and cancelled and shall not be issuable by the Corporation. The Corporation’s certificate of incorporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

m. NO IMPAIRMENT. The Corporation shall not amend this Sixth Amended and Restated Certificate or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all time in good faith use its reasonable best efforts, and assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the rights of the holders of shares of Preferred Stock against dilution or other impairment.

n. PAYMENT OF TAXES. The Corporation shall pay all taxes and other governmental charges (other than any income or other taxes imposed upon the profits realized by the recipient) that may be imposed in respect of the issue or delivery of shares of Common Stock or other securities or property upon conversion of shares of Preferred Stock, other than any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock or other securities in a name other than that of which the shares of Preferred Stock so converted were registered.

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o. SPECIAL MANDATORY CONVERSION OF SERIES E PREFERRED STOCK.

i. Conversion. Any holder of Series E Preferred Stock who purchased Series E Preferred Stock in the First Closing (as defined in the Series E Purchase Agreement) who fails to purchase such holder’s respective Second Closing Amount in the Second Closing (as such terms are defined in the Series E Purchase Agreement) will be considered a “Non-Purchasing Investor.” Effective as of the Second Closing Date (as defined in the Series E Purchase Agreement), each share of Series E Preferred Stock then held by a Non-Purchasing Investor or any transferee thereof shall, automatically without the need for any further action by the holder of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Initial Price of the Series E Preferred Stock by the Conversion Price of the Series E Preferred Stock, determined as provided in SECTION B.6 of this Article IV without giving effect to SECTION B.6.h of this Article IV, in effect at the time of conversion.

ii. Effects of Conversion. All rights with respect to the Series E Preferred Stock converted pursuant to SECTION B.6.o.i of this Article IV, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except for the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series E Preferred Stock has been converted; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon any conversion pursuant to SECTION B.6.o.i of this Article IV unless the certificate or certificates evidencing such shares of Series E Preferred Stock are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation (but shall not be required to provide a bond) to indemnify the Corporation from any loss incurred by it in connection with such certificates.

ARTICLE V

Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

ARTICLE VII

A. LIMITATION ON LIABILITY. To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

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B. INDEMNIFICATION.

1. GENERAL. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than the law permitted the Corporation to provide prior to amendment), against all expense (including costs of investigation), liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent (even if the claim or matter arises after such individual ceases to serve in such role) and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in SECTION B of this ARTICLE VII the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article or otherwise. The Corporation may, by action of the board of directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

2. ENFORCEMENT RIGHTS. If a claim under SECTION B of this ARTICLE VII is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct that make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors, independent legal counsel or stockholders) to have made a determination before the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its board of directors, independent

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legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

3. INDEMNIFICATION NOT EXCLUSIVE REMEDY. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of this Sixth Amended and Restated Certificate (as it may be amended from time to time), bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

4. D&O INSURANCE. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

C. AMENDMENT. Except as may be prohibited by Delaware law, neither any repeal or modification of this Article VII, nor the adoption of any provision of the Corporation’s certificate of incorporation inconsistent with this Article VII, shall adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring before such repeal, modification or adoption (including as to any right to indemnification or advancement of expenses with respect to any cause of action, suit or claim relating to any such act or omission, regardless of when such cause of action, suit or claim arises or is brought). Notwithstanding any other provision herein, each right or protection provided under this Article VII shall be deemed to vest at the time the act or omission occurred, irrespective of when and whether a proceeding challenging such act or omission is first threatened or commenced.

ARTICLE VIII

The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Sixth Amended and Restated Certificate in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE IX

Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

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